Exhibit 3.1
                              ARTICLES OF AMENDMENT
                        TO THE ARTICLES OF INCORPORATION
                              OF CUBIC ENERGY, INC.


         Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act (the "Act"), Cubic Energy, Inc., a Texas corporation (the "Corporation"), hereby adopts the following Articles of Amendment to its Articles of Incorporation:

         ARTICLE ONE. The name of the Corporation is Cubic Energy, Inc.

         ARTICLE TWO. The following amendments to the Articles of Incorporation were adopted by the shareholders of the Corporation as of December 29, 2005:

         The first paragraph of Article Four of the Articles of Incorporation is hereby amended to read in its entirety as follows:

                  "The total number of shares of all classes of capital stock which the Corporation has authority to issue is ONE HUNDRED TEN MILLION (110,000,000), of which (a) ONE HUNDRED MILLION (100,000,000) shares are designated Common Stock, par value $0.05 per share, and (b) TEN MILLION (10,000,000) shares are designated Preferred Stock, par value $0.01 per share."

         ARTICLE THREE. The number of shares of Common Stock of the Corporation outstanding and entitled to vote was 35,200,629 at the time of the adoption of these amendments.

         ARTICLE FOUR. The holders of a majority of the issued and outstanding shares of Common Stock voted for adoption of the Amendment to the Articles of Incorporation.

         DATED as of December 30, 2005


                                                     CUBIC ENERGY, INC.


                                                     By:   /s/ Jon S. Ross
                                                        ------------------------
                                                        Jon S. Ross, Secretary